Exhibit 99.1

NEWS RELEASE

IR Contacts:
Julia Harper
Chief Financial Officer
1-503-615-1250
julia.harper@radisys.com

Brian Bronson
Chief Accounting Officer and Treasurer
RadiSys Corporation
1-503-615-1281
brian.bronson@radisys.com

RADISYS ANNOUNCES Q4 AND YEAR-END RESULTS
REVENUES UP 10% SEQUENTIALLY, 17% YEAR OVER YEAR

     HILLSBORO, OR — January 29, 2004 — RadiSys Corporation (Nasdaq: RSYS), a leading global provider of embedded systems, reported revenues of $55.3 million for the quarter ended December 31, 2003, a 17% increase from the same period last year, and up 10% from the prior quarter. Net income for the quarter was $1.5 million, or $.08 per diluted share, versus net income of $941 thousand, or $.05 per diluted share, a year ago. The results for the quarter ended December 31, 2003 include a loss of $1.8 million associated with the sale of an office building in Des Moines, Iowa and a $208 thousand reversal of previously accrued restructuring liabilities.

     For the year ended December 31, 2003, revenues were $202.8 million, an increase of 1% from revenues of $200.1 million for the year ended December 31, 2002. Net income for the year ended December 31, 2003 was $1.3 million, or $.07 per diluted share, compared to a net loss of $3.3 million or $.19 per share for the year ended December 31, 2002.

     “We believe the results for the quarter are a result of our strong position in a number of diverse and improving end markets,” stated Scott Grout, CEO. “In addition to growth in revenues and profitability, we generated $10 million in cash during the quarter, driven largely by a 16-day reduction in cash cycle time from the prior quarter and improved cash flow from operations. We also raised $100 million of convertible notes in November, giving RadiSys $225 million in cash and investments as we enter the new year.”

     The Company sold an office building in Des Moines, Iowa on December 29, 2003 resulting in a loss of $1.8 million for the quarter. However, the sale generated positive cash flow in the quarter of $360 thousand and will result in a net facilities expense reduction for the operations in Des Moines moving forward. The Company acquired the building and related assets as part of the acquisition of Microware in August of 2001. In general, the Company prefers to lease the facilities that it requires for operations. The Company will lease a portion of the facility and will continue to operate its software design center in Des Moines.

     During the quarter, the Company reversed $208 thousand of restructuring liabilities. The reversal of restructuring liabilities was primarily attributable to a reduction in future obligations associated with vacated leased facilities.

     RadiSys achieved eleven new design wins in the quarter. RadiSys characterizes a design win as a project estimated to produce more than $500 thousand in revenue per year, when in production. Three of the wins are larger, each of which is estimated to produce more than $2 million in revenue per year once in full production. Of the eleven wins, five are in Enterprise Systems, three are in Commercial Systems, and three are in Service Provider Systems. Design wins ramp into production volume at varying rates; on average the ramp begins about twelve months after the win occurs. The design wins reported this quarter are spread across a number of end applications, including clinical diagnostic systems, security monitoring systems, transaction terminal systems, and wireless infrastructure systems.

     The addition of the fourth quarter wins brings total design wins for the year to 41 – with seventeen in commercial applications, fifteen in enterprise markets and nine in service provider equipment.

Business Outlook

     The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

     Commenting on the outlook, Scott Grout, CEO, said, “We currently expect to see first quarter revenue up modestly from the fourth quarter. In addition, we will be recording a $3 million inventory sale to one of our customers. The expected increase in revenues is exclusive of this $3M inventory sale. The sale will show as revenue but will not generate any gross margin dollars since we are selling the inventory at cost. We expect pre-tax earnings to be slightly higher sequentially, but earnings per share is expected to decrease slightly from the fourth quarter due to the impact of projected a tax rate of approximately 25%. Although we will be booking a tax expense, we don’t anticipate any significant tax liabilities during 2004, as any tax liability will likely be offset with a reduction in our NOL carryforwards that reside on the balance sheet as deferred tax assets.”

     In closing, Mr. Grout stated “The Company made excellent progress in 2003 and is positioned well for future growth. We achieved sequential revenue and earnings growth all four quarters in 2003, and we reduced our cost structure significantly, while at the same time strengthening our team. We increased our cash and investments by $106 million while continuing to buy back our existing debt. Our team achieved 41 design wins with leading customers across multiple end markets and geographies. We continue to invest for the future, spending $23 million this year in research and development, and increased our investment in infrastructure in emerging markets such as China. We believe these achievements position RadiSys well to continue as a leading provider of embedded systems to its customers allowing them bring better products to market, faster and at a lower total cost.”

     RadiSys will provide more details about the reported results and current outlook during a conference call scheduled for 5 PM Eastern Time today. The public is invited to participate in the conference call by either calling 1-800-362-0571, password is RadiSys, or listening via live audio webcast on the RadiSys web-site at www.radisys.com. Replays of the call will be available through March 10, 2004 at 1-888-566-0186 or via audio webcast at www.radisys.com.

RadiSys is the leading provider of advanced embedded solutions for the commercial, enterprise, and service provider systems markets. Through intimate customer collaboration, and combining innovative technologies and industry leading architecture, RadiSys helps OEMs bring better products to market faster and more economically. RadiSys products include embedded boards, platforms and systems, which are used in today’s complex computing, processing and network intensive applications.

     For more information, contact RadiSys at info@radisys.com or http://www.radisys.com or call 800-950-0044 or 503-615-1100. For press information only: Lyn Pangares, RadiSys Corporation, 503-615-1220.

     RadiSys is a registered trademark. All other products are trademarks or registered trademarks of their respective companies

# # #

This press release contains forward-looking statements, including the statements concerning estimated revenue from design wins, and the typical production volume ramp of design wins. Investors are cautioned that not all design wins actually ramp into production, and, if ramped into production, the volumes derived from such design wins may not be as significant as the Company had originally estimated. The determination of a design win is somewhat subjective and is based on information available to the Company at the time of the determination. The Company assumes no responsibility to update investors on the status of announced design wins. Statements about the Company’s guidance for the first quarter, particularly with respect to anticipated revenues and earnings in the first quarter, also constitute forward-looking statements. Actual results could differ materially from those projected in these forward-looking statements as a result of a number of risk factors, including the cyclical nature of our customers’ businesses; the Company’s dependence on a few customers; schedule delays or cancellations in design wins; the Company’s dependence on a few suppliers; intense competition; execution of the development or production ramp for design wins; political, economic and regulatory risks associated with international operations, including interest rate and currency exchange rate fluctuations; the inability to protect RadiSys’ intellectual property or successfully defend against infringement claims by others; disruptions in the general economy and in the Company’s business, including disruptions of cash flow and the Company’s normal operations, that may result from terrorist attacks or armed conflict, particularly in the Middle East, and other risk factors listed from time to time in RadiSys’ SEC reports, including those listed under “Risk Factors” in RadiSys’ Annual Report on Form 10-K for the year ended December 31, 2002, a copy of which may be obtained by contacting the Company’s investor relations department at 503-615-7797 or at the Company’s investor relations website at http://www.radisys.com. Although forward-looking statements help provide complete information about RadiSys, investors should keep in mind that forward-looking statements are inherently less reliable than historical information.

All information in this release is as of January 29, 2004. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

RadiSys Corporation
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002

Revenues	$55,331	$47,309	$202,795	$200,087
Cost of sales	37,403	32,869	137,638	140,643

Gross margin	17,928	14,440	65,157	59,444

Research and development	5,865	6,154	22,843	27,728
Selling, general, and administrative	7,138	6,253	27,029	30,111
Intangible assets amortization	765	771	3,060	3,079
Gain on Multibus sale	–	(1,164)	–	(1,164)
Loss on building sale	1,829	–	1,829	–
Restructuring charges	(208)	(851)	1,621	3,430

Income (loss) from operations	2,539	3,277	8,775	(3,740)

Gain on repurchase of convertible notes	–	151	825	3,010
Interest expense	(1,340)	(1,317)	(4,851)	(5,626)
Interest income	693	725	2,626	3,005
Other expense, net	(352)	(456)	(1,343)	(1,130)

Income (loss) from continuing operations before taxes	1,540	2,380	6,032	(4,481)
Income tax provision (benefit)	22	1,253	22	(2,722)

Income (loss) from continuing operations	1,518	1,127	6,010	(1,759)

Discontinued operations related to Savvi:
Loss from discontinued operations	–	(1,035)	(4,679)	(3,937)
Income tax benefit	–	(849)	–	(2,391)

Net income (loss)	$1,518	$941	$1,331	$(3,305)

Net income (loss) per share from continuing operations - (basic)	$0.08	$0.06	$0.34	$(0.10)

Net income (loss) per share from continuing operations - (diluted)	$0.08	$0.06	$0.33	$(0.10)

Net income (loss) per share - (basic)	$0.08	$0.05	$0.07	$(0.19)

Net income (loss) per share - (diluted)	$0.08	$0.05	$0.07	$(0.19)

Weighted average shares (basic)	18,193	17,554	17,902	17,495

Weighted average shares (diluted)	18,998	17,735	18,406	17,495

RadiSys Corporation
Consolidated Balance Sheets
(In thousands)

	December 31, 2003	December 31, 2002

ASSETS

Current assets
Cash and cash equivalents	$149,925	$33,138
Short-term investments, net	44,456	72,661
Accounts receivable, net	32,144	27,473
Inventories, net	26,092	24,864
Other current assets	2,781	4,361
Deferred tax assets	6,898	7,521

Total current assets	262,296	170,018

Property and equipment, net	14,584	25,882
Goodwill	27,521	29,969
Intangible assets, net	6,437	11,159
Long-term investments, net	30,992	13,128
Long-term deferred tax assets	21,911	21,437
Other assets	1,821	2,706

Total assets	$365,562	$274,299

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$21,969	$18,933
Accrued wages and bonuses	4,868	4,879
Accrued interest payable	1,577	1,643
Accrued restructuring	2,820	5,178
Other accrued liabilities	8,738	6,911

Total current liabilities	39,972	37,544

Long-term liabilities
Senior convertible notes, net	97,015	–
Convertible subordinated notes, net	67,585	77,366
Mortgage payable	–	6,588

Total long-term liabilities	164,600	83,954

Total liabilities	204,572	121,498

Shareholders' equity
Common stock, 100,000 shares authorized,
18,274 and 17,605 shares issued and
outstanding	166,445	161,485
Accumulated other comprehensive income:
Cumulative translation adjustment	3,239	1,230
Unrealized gain on securities	–	111
Accumulated deficit	(8,694)	(10,025)

Total shareholders' equity	160,990	152,801

Total liabilities and shareholders' equity	$365,562	$274,299